EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4400	(208) 368-5584

Web site URL http://www.micron.com

MICRON TECHNOLOGY, INC., ANNOUNCES
APPOINTMENT OF CHIEF FINANCIAL OFFICER

BOISE, Idaho, March 20, 2008 – Micron Technology, Inc., today announced the appointment of Ronald C. Foster to the position of Chief Financial Officer (CFO) and Vice President of Finance, effective April 1.

Foster served as the CFO of FormFactor, Inc., a maker of semiconductor testing equipment, from March 2005 to March 2008, and as the CFO of JDS Uniphase, a manufacturer of products for fiber optic communications, from February 2003 to March 2005. Foster also served as a member of the Micron Board of Directors from June 2004 to April 2005. Foster earned a master’s of business degree from the University of Chicago and a bachelor of arts degree in economics from Whitman College.

“We are pleased to welcome Ron back to the Micron team,” said Micron Chairman and CEO Steve Appleton. “With his breadth of experience, we are confident that Ron will be a valuable contributor to Micron.”

Micron Technology, Inc., is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAMs, NAND flash memory, CMOS image sensors, other semiconductor components, and memory modules for use in leading-edge computing, consumer, networking and mobile products. Micron's common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron visit www.micron.com.